Exhibit 21
LIST OF SUBSIDIARIES

Subsidiaries of the Registrant	Jurisdiction of Organization

BCP Ingredients, Inc.	Delaware

Balchem Minerals Corporation	Delaware

Chelated Minerals Corporation	Utah

BCP Saint Gabriel, Inc.	Delaware

Balchem BV	Netherlands

Balchem Trading BV	Netherlands

Balchem Italia Srl	Italy

Balchem Ltd.	Canada

Aberco, Inc.	Maryland

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